Exhibit 4

                      KESTREL ENERGY, INC.
                        STOCK OPTION PLAN
                   as amended January 5, 2000


     SECTION 1. PURPOSE. The purpose of the Kestrel Energy, Inc. (the "Company") Stock Option Plan (the "Plan") is to provide incentives for selected persons to promote the financial success and progress of the Company by granting such persons options to purchase shares of stock of the Company ("Option").

     SECTION 2.  GENERAL PROVISIONS OF THE PLAN.

     A. ADMINISTRATION. The Plan shall be administered by a committee comprised of two or more directors designated by the Board of Directors of the Company (the "Committee"). Notwithstanding the foregoing, if it would be consistent with all applicable laws, including without limitation Rule 16b-3, 17 C.F.R. 240.16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), then the Plan may be administered by the Board of Directors, and, if so administered, all subsequent references to the Committee shall refer to the Board of Directors. Any action of the Committee shall be taken by majority vote or by written consent of the Committee members.

     B. AUTHORITY OF THE COMMITTEE. Subject to other provisions of the Plan, and with a view towards furtherance of its purpose, the Committee shall have sole authority and absolute discretion:

          1.  to construe and interpret the Plan;

          2.  to define the terms used herein;

          3. to prescribe, amend and rescind rules and regulations relating to the Plan;

          4. to determine the persons to whom Options shall be granted under the Plan;

          5. to determine the time or times at which Options shall be granted under the Plan;

          6. to determine the number of shares subject to each Option, the price and the duration of each Option;

          7. to determine all of the other terms and conditions of Options; and

          8. to make all other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan.

All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

     C. NUMBER OF SHARES SUBJECT TO THE PLAN. The aggregate number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in the Plan. If any Options granted under the Plan expire or terminate for any reason before they have been exercised in full, the unpurchased shares shall again be available for the purposes of the Plan.

     D. ELIGIBILITY AND PARTICIPATION. Subject to the terms of the Plan, Options may be granted only to such employees, officers, directors, consultants and advisors of the Company as the Committee shall select from time to time in its sole discretion; provided, however, that consultants and advisors shall be eligible only if they provide bona fide services that are not rendered in connection with the offer or sale of securities in a capital-raising transaction. A person may be granted more than one Option under the Plan. Furthermore, notwithstanding any contrary provision of the Plan, the Committee shall have no discretion to determine the amount, price or timing of grants hereunder to Committee members, except to the extent that the Committee's exercise of such authority is consistent with all applicable laws, including, without limitation, Rule 16b-
3.  Grants to Committee members shall be made in accordance with
Section 6 hereof. Only employees of the Company shall be eligible to receive Incentive Stock Options.

     E. EFFECTIVE DATE OF PLAN. The Plan shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on or about December 16, 1992, or at any adjournment thereof. The Plan shall be effective upon approval and adoption by the shareholders. To the extent required by paragraph F, subsequent amendments to the Plan shall be submitted to the Shareholders and such amendments shall be effective upon such approval. All other amendments shall be effective upon adoption by the Committee.

     F. TERMINATION AND AMENDMENT OF PLAN. The Plan shall terminate ten years after the date on which the shareholders approve the Plan, unless sooner terminated by the Committee or the Board of Directors. No Options shall be granted under the Plan after that date. Subject to the limitation contained in paragraph E of this Section 2, the Committee or the Board of Directors may at any time amend or revise the terms of the Plan, including the form and substance of the Options to be used hereunder, provided that no amendment or revision shall be made without shareholders' approval which (i) increases the aggregate number of shares that may be issued pursuant to Options granted under the Plan, except as provided under paragraph G of this
Section 2; or (ii) effects any change to the Plan which is required to be approved by shareholders by law.

     G. ADJUSTMENTS. If the outstanding shares of the Company's Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the aggregate number and kind of shares reserved to the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share covered by the Option.

     H. PRIOR OPTIONS AND OBLIGATIONS. No amendment, suspension or termination of the Plan shall, without the consent of the person who has received an Option, alter or impair any of that person's Options or rights or obligations under any Option granted under the Plan prior to that amendment, suspension or termination.

     I. Notwithstanding the exercise of any Option granted hereunder, no person shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of stock issuable upon the exercise of his or her Option until certificates representing the shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any Option until there has been full compliance with all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities.

     J. During the term of the Plan, the Company will at all times reserve and keep available for issuance a sufficient number of shares of its Common Stock to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction all requisite authority necessary to issue shares of Common Stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any shares of its stock hereunder shall relieve the Company of any liability in respect of the nonissuance of the stock as to which the requisite authority shall not have been obtained.

     K. The exercise of any Option is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the Option shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. The Committee may, in its discretion, accept payment of such withholding taxes and liabilities from an Optionee in the form of shares of the Company's Common Stock or other property and may elect to deduct shares of Common Stock that would have otherwise been delivered to an Optionee upon exercise to satisfy all or a part of such taxes and liabilities.

     L. FAIR MARKET VALUE. The "fair market value" of the Common Stock on any given date means (a) if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean between the highest and lowest reported sale prices on the valuation date, or (b) if there were no such sales on the valuation date, then in accordance with Treasury Regulation
Section 20.2031-2 or successor regulations. With respect to the grant of Options, unless otherwise specified by the Committee at the time of grant, the valuation date shall be the date of grant. The Committee may specify in any grant of an Option that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days preceding the date of grant, and fair market value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period, provided, however, that if the Committee fails to specify a valuation period and there were no sales on the date of grant then fair market value shall be determined as if the Committee had specified a thirty (30) day valuation period for such determination, unless there is no established market for the Company's Common Stock in which case determination of fair market value shall be in accordance with clause (b) above.

     SECTION 3. OPTION TERMS AND CONDITIONS. Options granted under this plan may be Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code (the "Code")) or nonqualified stock options. The terms and conditions of Options granted under the Plan may differ from one another as the Committee shall in its discretion determine so long as all Options granted under the Plan satisfy the requirements of the Plan; provided, however, that any Options designated as Incentive Stock Options must comply with the provisions of the Plan specifically relating to Incentive Stock Options and the Code.

     SECTION 4. DURATION OF OPTIONS. Each Option granted hereunder shall expire on the date fixed by the Committee, which shall be not later than ten years after the date of grant; provided, however, that in the case of Incentive Stock Options granted to a 10% shareholder, no option shall be exercisable more than five years after the date of grant. In addition, each Option shall be subject to early termination as provided in the Plan.

     SECTION 5. OPTION PRICE. The option price for shares acquired pursuant to the exercise of any Option, in whole or in part, shall be determined by the Committee at the time of grant. Such option price may be less than the fair market value of the Company's Common Stock on the valuation date or valuation period, but in no event shall the option price be less than fifty percent (50%) of the fair market value of the shares on the valuation date or valuation period; provided, however that the exercise price of Incentive Stock Options shall be fixed by the Committee at not less than 100% of the fair market value of the Common Stock on the valuation date or valuation period; provided further, that in the case of Incentive Stock Options granted to a 10% shareholder, the exercise price of the option shall not be less than 110% of the fair market value of the Common Stock on the valuation date or valuation period.

     SECTION 6. GRANTS TO COMMITTEE MEMBERS. Except as provided in paragraph D of Section 2 hereof, the Committee shall have no discretion to determine the amount, price or timing of grants of Options to Committee members. Grants of Options to Committee members shall be made at the discretion of the Board of Directors (with members of the Committee abstaining) or in accordance with a formula established by the Board of Directors; provided, however, that if the Board of Directors fails to make a discretionary grant of Options or otherwise establish a formula by which Options are granted to Committee members in any fiscal year of the Company, then automatic grants of Options to Committee members shall be made on the following September 30th. Such automatic grants to Committee members shall be nonqualified Options for 5,000 shares per Committee member and the exercise price shall be 100% of the fair market value of the Company's Common Stock based on a valuation period consisting of the thirty
(30) day period ending September 29 of such year.

     SECTION 7. LIMITATIONS ON ACQUIRING VOTING STOCK. No Optionee who is not an officer or director of the Company is eligible to receive or exercise any Option which, if exercised, would result in that person becoming the beneficial owner, as defined in the Exchange Act, of more than 5% of the outstanding voting stock of the Company without the unanimous consent of the Board of Directors.

     SECTION 8. Each Option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative, as determined by the Committee. No Option may be exercised for a fraction of a share of Common Stock. The option price shall be paid at the time of exercise of the Option (i) in cash; (ii) by certified or cashier's check; (iii) if permitted by the Committee, with shares of the Company's issued and outstanding Common Stock; or (iv) by any other means permitted by the Committee in its discretion after determination that such means are consistent with all applicable laws and regulations.
If any portion of the purchase price at the time of exercise is paid in shares of the Company's Common Stock, those shares shall be tendered at their fair market value on the date of exercise.

          The Committee may also permit an Optionee to effect a net exercise of an option without tendering any shares of the Company's stock as payment for the Option. In such an event, the Optionee will be deemed to have paid for the exercise of the Option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of Options exercised. Members of the Committee may effect a net exercise of their Options only with the approval of the Board of Directors.

          The Committee may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby Optionees may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the exercise price for the option and the withholding taxes, if any, and then to transmit that portion of the proceeds from such sales to the Company to pay such obligations.

     SECTION 9, ACCELERATION OF OPTIONS. Notwithstanding the first sentence of Section 8 hereof, if the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any Option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of shares subject to that Option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the Option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no Option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the shareholders of the Company immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this Section 9 is not consummated, but rather is terminated, cancelled or expires, the Options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

     SECTION 10. WRITTEN NOTICE REQUIRED. Any Option granted pursuant to the Plan shall be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Option and payment for the shares with respect to which the Option is exercised has been received by the Company in accordance with Section 8 hereof.

     SECTION 11. LIMITATION ON EXERCISE OF INCENTIVE STOCK OPTIONS. To the extent required by the Code, the aggregate fair market value (determined at the time the Option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (including all plans of the Company and its subsidiaries) shall not exceed $100,000.

     SECTION 12. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any Option granted under the Plan unless the exercise of that Option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, which compliance shall be determined by counsel for the Company. Further, each Optionee shall consent to the imposition of a legend on the certificate representing the shares of Common Stock issued upon the exercise of the Option restricting their transferability if and to the extent required by law, the terms of the Option or the Plan.

     SECTION 13. Each Optionee, if requested by the Committee, must agree in writing as a condition of the granting of an Option, to remain in the employ of the Company or to remain as a consultant or advisor to the Company following the date of grant for a period or periods specified by the Committee, which period(s) shall in no event exceed an aggregate of four years. Nothing in the Plan or in any Option granted hereunder shall confer upon any Optionee any right to continued employment or retainer by the Company, or limit in any way the right of the Company to terminate or alter the terms of that employment or consulting arrangement at any time.

     SECTION 14. OPTION RIGHTS UPON TERMINATION OF EMPLOYMENT, DIRECTOR, CONSULTANT OR ADVISOR STATUS. If an Optionee ceases to be employed by the Company or ceases to serve as a director, consultant or advisor of the Company for any reason other than death, his or her Option shall immediately terminate; provided, however, that the Committee may, in its discretion, allow the Option to remain exercisable (to the extent exercisable on the date of termination of employment or retainer) for up to one additional year for each year of service to the Company by the Optionee (up to a maximum of five years after the date of termination), unless either the Option or the Plan otherwise provides for earlier termination; and provided further that, for purposes of determining when a director no longer serves the Company, the period during which post-retirement or similar benefits, if any, are paid to the director by the Company shall be deemed to be continued service.

     SECTION 15. OPTION RIGHTS UPON DEATH OF OPTIONEE. Except as otherwise limited by the Committee at the time of the grant of an Option, if an Optionee dies while he or she is an employee, director, consultant or advisor of the Company, his or her Option shall remain exercisable for one year after the date of death, unless either the Option or the Plan otherwise provides for earlier termination. During such exercise period after death, the Option may be fully exercised, to the extent that it remained unexercised on the date of death, by the person or persons to whom the Optionee's rights under the Option shall pass by will or by laws of descent and distribution.

     SECTION 16. WAIVER OF VESTING RESTRICTIONS IN THE EVENT OF RETIREMENT. Notwithstanding any provision of the Plan, in the event an Optionee retires as an employee or director of the Company, the Committee shall have the discretion to waive any vesting restrictions on the retiree's Options.

     SECTION 17. OPTIONS NOT TRANSFERABLE. Options granted pursuant to the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of an Optionee only by that Optionee or by his or her guardian or legal representative.

     SECTION 18. The Company shall furnish to each Optionee a copy of the annual report sent to the Company's shareholders. Upon written request, the Company shall furnish to each Optionee a copy of its most recent Form 10-K Annual Report and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.